                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-106949

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 16, 2003)

                        (VALERO ENERGY CORPORATION LOGO)

                    2% MANDATORY CONVERTIBLE PREFERRED STOCK
                     (LIQUIDATION PREFERENCE $25 PER SHARE)

                             ---------------------

     This document supplements our prospectus dated October 16, 2003, as supplemented by our prospectus supplement dated October 28, 2003, relating to the offering for resale of Valero Energy Corporation's 2% Mandatory Convertible Preferred Stock (liquidation preference $25 per share) and the shares of our common stock issuable upon conversion of the convertible preferred stock. As used in this prospectus supplement, the terms "Valero," "we," "us" and "our" will each refer to Valero Energy Corporation and its subsidiaries and "Orion" refers to Orion Refining Corporation. The convertible preferred stock was issued to Orion, a debtor in possession, in connection with Valero's purchase of Orion's refinery located in Louisiana. On October 28, 2003, Orion resold 8,460,000 shares of our convertible preferred stock in an underwritten public offering. After the offering, Orion retained 1,540,000 shares of our convertible preferred stock. On July 1, 2004, the United States bankruptcy court for the District of Delaware entered an order confirming Orion's amended plan of liquidation which provides for the transfer of Orion's remaining shares of our convertible preferred stock to ORC Distribution Trust for distribution to various creditors in satisfaction of Orion's obligations to such creditors. The information in this prospectus supplement replaces and supercedes the information set forth in the fourth paragraph under the caption "Selling Securityholder" in the prospectus dated October 16, 2003 and in all prior prospectus supplements to that prospectus.

     Our common stock currently trades on the New York Stock Exchange under the symbol "VLO." The closing price of the common stock on the New York Stock Exchange was $75.77 per share on July 6, 2004.

     INVESTING IN OUR PREFERRED OR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS' BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

July 7, 2004
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                             SELLING SECURITYHOLDER

     The following table sets forth the names of the selling securityholders, the amount of preferred stock and shares of our common stock beneficially owned by each such selling securityholder prior to the offering, the amount being offered for each of the selling securityholder's account and the amount to be owned by each such securityholder after completion of the offering.

                            NUMBER OF                                  NUMBER OF
                            SHARES OF                    NUMBER OF     SHARES OF                    NUMBER OF
                            PREFERRED                    SHARES OF       COMMON                     SHARES OF
                              STOCK        NUMBER OF     PREFERRED       STOCK        NUMBER OF      COMMON
                           BENEFICIALLY    SHARES OF    STOCK TO BE   BENEFICIALLY    SHARES OF    STOCK TO BE
                              OWNED        PREFERRED    OWNED AFTER      OWNED         COMMON      OWNED AFTER
                             PRIOR TO     STOCK BEING   COMPLETION      PRIOR TO     STOCK BEING   COMPLETION
                               THE          OFFERED       OF THE          THE          OFFERED       OF THE
NAME                         OFFERING       HEREBY      OFFERING(1)   OFFERING(2)      HEREBY      OFFERING(3)
----                       ------------   -----------   -----------   ------------   -----------   -----------
ORC Distribution
  Trust(4)...............   1,339,567      1,339,567          0         663,755        663,755           0
TCW Shared Opportunity
  Fund II, L.P. .........       7,899          7,899          0           3,913          3,913           0
Shared Opportunity Fund
  IIB, LLC...............       7,011          7,011          0           3,473          3,473           0
TCW Shared Opportunity
  Fund III, L.P. ........      37,508         37,508          0          18,585         18,585           0

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(1) Based on the assumption that the selling securityholders sell all their shares of convertible preferred stock.

(2) This number is based on a conversion ratio of .4955, the ratio at which a share of convertible preferred stock is convertible into a share of our common stock at any time prior to July 1, 2006, an amount that is subject to change on the mandatory conversion date as described in "Description of the Convertible Preferred Stock -- Mandatory Conversion."

(3) Based on the assumption that the selling securityholders sell all their shares of convertible preferred stock or our common stock underlying the convertible preferred stock.

(4) Subject to certain conditions, (i) TCW Leveraged Income Trust, L.P., TCW Leveraged Income Trust II, L.P., TCW Shared Opportunity Fund II, L.P., Shared Opportunity Fund IIB, LLC, TCW Shared Opportunity Fund III, L.P. and TCW Leveraged Income Trust IV, L.P. (collectively, the "TCW Funds"), have investment power with respect to 735,251 shares of our convertible preferred stock and (ii) OCM Opportunities Fund II, L.P. and Columbia/HCA Master Retirement Trust (Separate Account II) (collectively, the "Oaktree Funds"), have investment power with respect to 604,316 shares of our convertible preferred stock. Accordingly, the TCW Funds and Oaktree Funds may be deemed to beneficially own 735,251 and 604,316 shares of our convertible preferred stock, respectively.